UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 23, 2010

AIVTECH INTERNATIONAL GROUP CO.
(Exact name of registrant as specified in its charter)

Nevada	333-161941	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1305 East, Hightech Plaza, Phase 2, Tian'An Cyber Park
FuTian District, ShenZhen City, GuangDong Province, China
 (Address of Principal Executive Offices) (Zip Code)

+86 (139) 2349-3889
 (Issuer Telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officer: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On August 23, 2010, the Board of Directors of AIVtech International Group Co. (“we” or the “Company”) appointed Mr. James C. Hansel as director of the Company. Mr. James C. Hansel was elected to serve on the Board of Directors as an “independent director” as defined by Rule 4200(a)(15) of the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Nasdaq Marketplace Rules”).

The biographical information regarding the new independent director is listed below:

Mr. James C. Hansel, Director

Mr. Hansel is a director of the Company. He has been a director, officer, or management committee member at several companies and organizations, and he bridges the three fields of technology, energy, and finance. Currently, he is the managing director of Eight Winds Capital Management, LLC. Prior to that, Mr. Hansel was executive director and senior portfolio manager at UBS Global Asset Management (New York) Inc., where he founded and managed an award-winning $2.6 billion global technology-sector mutual fund for over five years. Earlier in his career, Mr. Hansel was an information technology practitioner for UBS, Chase Manhattan Bank, and other companies. From 1989 through 1994, he represented the financial services industry on Corporate IT Advisory Board at Intel Corporation. We believe that this significant experience qualifies him to serve as a director.

Mr. Hansel holds a Bachelor of Arts degree from Wesleyan University and a Master of Science (Computer Science) degree from Fairleigh S. Dickinson University. He also holds the Chartered Financial Analyst (CFA) designation.

Related Party Transactions

There are no arrangements or understandings between the independent director and any other persons pursuant to which they were selected as directors. There are no transactions between the Company and the independent director that would require disclosure under Item 404(a) of Regulation S-K.

Family Relationships

There are no family relationships between Mr. Hansel and the officers or directors of the Company.

Director Agreement

On August 23, 2010, we entered into a director agreement (the “Director Agreement”) with James C. Hansel for a period of one year until August 22, 2011. We will pay to James C. Hansel (i) a cash payment of $25,000 per year payable on a quarterly basis, (ii) 2,000 shares of our common stock within ten (10) business days after the execution of the Director Agreement, and (iii) warrant to purchase 20,000 shares of the Company’s common stock annually. Additionally, we will reimburse the independent director for all reasonable out-of-pocket expenses incurred by the independent director in attending any in-person meetings, provided that the independent director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the independent director) must be approved in advance by the Company. We have also agreed to maintain a director and officer insurance policy with a minimum coverage of $3 million after the Company uplisting to a senior exchange, including Nasdaq Capital Market, Nasdaq Global Market, Nasdaq Global Select or any successor market thereto or NYSE Amex or any successor market thereto.

Our Board of Directors approved the Director Agreement on August 23, 2010.  The Director Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 8.01       Other Events.

On August 26, 2010, the Company issued a press release announcing the appointment of James C. Hansel as an independent director of the Company. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statement and Exhibits.

(d)          Exhibits

10.1       Director Agreement with James C. Hansel dated August 23, 2010.

99.1       Press Release dated August 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AIVTECH INTERNATIONAL GROUP CO.

Date: August 27, 2010	By:	/s/ JinLin Guo
JinLin Guo President, CEO and Chairman of the Board of Directors

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